Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Reports Fourth Quarter & Full Year 2003 Earnings

Record Full Year Results — Revenue of $988.3 Million, Net Income of $87.9 Million and Diluted EPS of $1.28

OMAHA, NE, February 4th, 2004 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its fourth quarter and full-year 2003 results.

Financial Summary (unaudited)

(In millions, except per share amounts and percentages)

	Three Months Ended			Twelve Months Ended
	Dec 31			Dec 31
			Percent			Percent
	2003	2002	Change	2003	2002	Change

Total Revenue	$271.0	$215.7	25.7%	$988.3	$820.7	20.4%
Operating Income	$37.3	$19.6	90.3%	$143.1	$106.5	34.4%
Net Income	$22.6	$12.2	85.5%	$87.9	$68.6	28.0%
Earnings per share (basic)	$0.34	$0.18		$1.32	$1.04
Earnings per share (diluted)	$0.33	$0.18		$1.28	$1.01

“Our consolidated year-over-year comparisons were enhanced by the acquisitions of InterCall and ConferenceCall.com,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “Despite a slight year-over-year revenue decrease during the fourth quarter in our Communications Services segment and a $2.1 million write off associated with a reduction in outbound capacity, we were able to meet our consolidated revenue and net income targets for the year.”

Consolidated Operating Results

For the fourth quarter ended December 31, 2003, revenues were $271.0 million compared to $215.7 million for the same quarter last year, an increase of 25.7%. Operating income for the fourth quarter was $37.3 million, an increase of 90.3% compared to $19.6 million for the fourth quarter of 2002. Net income was $22.6 million, up 85.5% compared to $12.2 million in the same quarter last year. Diluted earnings per share were 33 cents versus 18 cents in the same period of 2002.

For the fiscal year 2003, revenues were $988.3 million, a 20.4% increase compared to 2002 revenues of $820.7 million. Operating income was $143.1 million, up 34.4% compared to $106.5 million in the prior year. Net income increased 28.0% to $87.9 million, versus $68.6 million in 2002. The company earned $1.28 per diluted share in 2003, compared to $1.01 in 2002.

Margins

The company reported consolidated operating margins of approximately 13.8% in the fourth quarter of 2003, a 470 basis point increase over consolidated operating margins of 9.1% in the comparable period of 2002. For the twelve months ended December 31, 2003, consolidated operating margins were 14.5%, a 150 basis point increase over consolidated operating margins of 13.0% in fiscal 2002. The addition of the Conferencing segment, which historically has higher margins than the Communication Services segment, significantly improved the company’s consolidated operating margin. The Communications Services segment’s fourth quarter 2003 operating margin improved to 11.8% from 9.1% in the comparable period in 2002. For the year ended December 31, 2003, the Communication Services segment’s operating margin was 13.3% compared to 13.0% in the comparable period of 2002.

As a percentage of revenue, consolidated SG&A expense increased from 41.7% in the fourth quarter of 2002 to 42.7% in the fourth quarter of 2003. The fourth quarter SG&A was impacted by a charge of $2.1 million related to the sale and closing of outbound contact centers. This compares to a $2.5 million charge in the fourth quarter 2002, also related to closing outbound contact centers. For the twelve months ended December 31, 2003, consolidated SG&A expense as percentage of revenue increased to 41.0% from 38.4% in the previous year. The SG&A percentage of revenue increased 180 basis points in both the fourth quarter and annual periods due to the acquisitions of InterCall and ConferenceCall.com, which have a greater percentage of SG&A to revenue than our Communication Services segment.

Balance Sheet

At December 31, 2003, West Corporation had cash and short-term investments totaling $25.6 million and a current ratio of 1.66-to-1. On January 22, 2004, the company increased its line of credit by $125.0 million, which increased the unused and available portion of the revolving credit facility from $93.0 million at December 31, 2003 to $218.0 million currently.

“This has been an important and productive year in the development of our company,” said Paul Mendlik, Chief Financial Officer of West Corporation. “Not only did we successfully acquire and finance InterCall and ConferenceCall.com, but we also adapted to changing market conditions by rightsizing our workstation capacity. Part of this process included transferring some workstations from outbound teleservices to other Communication Services units.”

Conference Call

The company will hold a conference call to discuss earnings on February 5th at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 24,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

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WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2003	2002	Change	2003	2002	Change

Revenue	$271,045	$215,687	25.7%	$988,341	$820,665	20.4%
Cost of services	117,970	106,066	11.2%	440,260	399,276	10.3%
Selling, general and administrative expenses	115,801	90,035	28.6%	404,972	314,886	28.6%

Operating income	37,274	19,586	90.3%	143,109	106,503	34.4%
Other income (expense), net	(1,674)	597	-380.4%	(3,289)	2,145	-253.3%

Income before tax	35,600	20,183	76.4%	139,820	108,648	28.7%
Income tax expense	13,049	7,928	64.6%	51,779	39,706	30.4%
Minority Interest	—	97	-100.0%	165	300	-45.0%

Net income	$22,551	$12,158	85.5%	$87,876	$68,642	28.0%

Earnings per share:
Basic	$0.34	$0.18		$1.32	$1.04
Diluted	$0.33	$0.18		$1.28	$1.01
Weighted average common shares outstanding:
Basic	66,745	65,987		66,495	65,823
Diluted	68,898	67,329		68,617	68,129
SELECTED OPERATING DATA:
Revenue:
Communication Services *	$205,607	$215,687		$827,585	$820,665
Conferencing	65,438	—		160,756	—

Total	$271,045	$215,687		$988,341	$820,665

Operating Income:
Communication Services	$24,222	$19,586		$109,969	$106,503
Conferencing	13,052	—		33,140	—

Total	$37,274	$19,586		$143,109	$106,503

Operating Margin:
Communication Services	11.8%	9.1%		13.3%	13.0%
Conferencing	19.9%	—		20.6%	—

Total	13.8%	9.1%		14.5%	13.0%

Number of Communication Services workstations (end of period)	13,231	14,230		13,231	14,230
Number of Communication Services ports (end of period)	143,148	151,759		143,148	151,759

*	Communication Services = includes all West Corporation services apart from InterCall conferencing.

	Condensed Balance Sheet

	December 31,	December 31,	%
	2003	2002	Change

Current assets:
Cash and short-term investments	$25,563	$137,927	-81.5%
Trade accounts receivable, net	153,428	121,868	25.9%
Other current assets	23,423	29,790	-21.4%

Total current assets	202,414	289,585	-30.1%
Net property and equipment	234,650	213,641	9.8%
Goodwill	452,848	114,146	296.7%
Other assets	125,951	53,450	135.6%

Total assets	$1,015,863	$670,822	51.4%

Current liabilities	$121,621	$66,322	83.4%
Long Term Obligations	169,500	17,155	888.1%
Other liabilities & minority interest	68,504	37,753	81.5%
Stockholders’ equity	656,238	549,592	19.4%

Total liabilities and stockholders equity	$1,015,863	$670,822	51.4%